Exhibit 99.1

BGC to Complete Acquisition of Grubb & Ellis Company

Transaction Creates Game-Changing Platform As BGC Continues to Build

Premier Position in Commercial Real Estate

NEW YORK, March 27, 2012 /PRNewswire/ — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”), a leading global brokerage company, today announced that it has received approval from the U.S. Bankruptcy Court for the Southern District of New York to acquire substantially all the assets of Grubb & Ellis Company (OTC: GRBEQ) (“Grubb & Ellis”). BGC expects to close the transaction shortly.

The combination of the two companies will give Newmark Knight Frank and Grubb & Ellis more than 100 offices in North America, 250 million square feet in Property and Facilities Management, and a national Appraisal business.

“As we welcome the Grubb & Ellis team to the BGC family, we intend to apply our financial strength, powerful proprietary technology, and deep marketplace relationships to provide Grubb & Ellis and its professionals with the resources they need to thrive and grow,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Alongside Newmark Knight Frank, the acquisition of Grubb & Ellis creates a game-changing platform that further positions BGC as one of the most innovative and dynamic players in commercial real estate. As BGC continues to attract the best talent, invest in our world-class technology, and apply capital to build and expand into new markets, we are committed to providing Grubb & Ellis with the right tools and support to increase its strength and scale.”

Michael Lehrman, Global Head of Real Estate at BGC, said, “The expansion of BGC’s commercial real estate platform creates exciting new opportunities for our entire organization – including the talented Grubb & Ellis real estate professionals who are coming on board, as well as new opportunities for them to provide outstanding value to their clients. Together we are creating one of the most exciting platforms in the real estate market, one that is well positioned to deliver the unwavering service excellence that our clients expect, while enhancing opportunities for our brokers and employees.”

“With Newmark Knight Frank’s strategic consultative approach to creating value for clients and leading position in the New York market, along with Grubb & Ellis’ strength in transactional, management, and valuation services, our two organizations are highly complementary,” said Barry M. Gosin, Chief Executive Officer of Newmark Knight Frank. “We share a client-focused culture, and together, Grubb & Ellis and Newmark Knight Frank create a powerhouse in real estate with a significant competitive advantage, built upon the foundation of BGC’s proven and powerful model.”

James D. Kuhn, President of Newmark Knight Frank, said “Since becoming part of BGC last fall, Newmark Knight Frank has benefited substantially from BGC’s capital strength, proprietary technologies, and relationships with the world’s leading financial institutions and other organizations. The addition of Grubb & Ellis will dramatically increase our footprint and expand our business lines, including Grubb & Ellis’ prominent industrial practice. We are firm in our conviction that Grubb & Ellis will deepen its capabilities, attract the best talent, and deliver outstanding performance just as Newmark Knight Frank has as part of the BGC platform. Many of the Grubb & Ellis business lines including the hotel, multi-family, private client investment sales, and the financial asset strategic management groups, will enhance our Capital Markets program.”

The transaction was implemented as an asset sale under Section 363 of the U.S. Bankruptcy Code.

Cantor Fitzgerald & Co., an affiliate of Cantor Fitzgerald, L.P. acted as a financial adviser to BGC in connection with this transaction.

About BGC Partners

BGC Partners, Inc., a leading global brokerage company primarily servicing the wholesale financial markets, has over 4,000 employees in New York, London and more than 30 other major financial centers around the world, and conducts over $200 trillion in financial transactions for customers annually. BGC offers customers over 220 products, including commercial real estate, fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products.

BGC’s technology helps customers determine the value of a transaction and execute transactions at the best possible price. BGC’s customers include many of the world’s largest banks, hedge funds, governments and investment firms. Trades are executed through BGC’s brokers, or through its hybrid and fully electronic brokerage services.

BGC, named after fixed income trading innovator B. Gerald Cantor, also offers financial technology solutions, market data, and analytics through its eSpeed, BGC Trader, and BGC Market Data brands, and provides clearing, processing, and other support services. For more information, please visit www.bgcpartners.com.

About Newmark Knight Frank

A part of BGC Partners, Inc., Newmark Knight Frank is one of the largest commercial real estate service firms in the U.S. Headquartered in New York, Newmark Knight Frank and London-based partner Knight Frank together operate from more than 240 offices in established and emerging property markets on five continents. With a combined staff of more than 7,000, this major force in real estate is meeting the local and global needs of tenants, owners, investors and developers worldwide. For more information, please visit www.newmarkkf.com.

About Grubb & Ellis

Grubb & Ellis Company is one of the nation’s leading commercial real estate services firms, providing transaction services, property management, facilities management and valuation services. Grubb & Ellis professionals draw from a unique platform of services and practice groups to deliver integrated solutions to real estate owners, tenants and investors, supported by highly regarded proprietary market research, best-in-class processes and extensive local expertise. For more information, visit www.grubb-ellis.com.

Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Contacts

Media
Hannah Sloane	Robert Hubbell
212-294-7938	212-294-7820

Investors
Jason McGruder	Ben Goldman
212-829-4988	212-610-3680